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                              AMES DEPARTMENT STORES, INC.          Exhibit 20-A
                                JANUARY RESULTS VS. PLAN            Page 1 of 2
                                    MANAGEMENT FORMAT
                                       (Unaudited)
                                      (In Millions)
                                  January 1994         Total Fiscal Year 1994
                              Actual  Plan* Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                      $97.0 $115.1   $142.3 $2,123.5 $2,281.0 $2,206.2

FIFO Margin     $               20.2   22.6     22.0    571.8    590.1    552.2
     Margin     %              20.8%  19.6%    15.4%    26.9%    25.9%    25.0%

Total Expenses                  36.9   40.3     44.3    533.5    554.1    585.1

Gain on Sale of Properties         -      -        -      1.3        -        -
                              --------------------------------------------------
EBIT                           (16.7) (17.7)   (22.3)    39.6     36.0    (32.9)

Interest (Expense) Income, net  (1.8)  (1.7)    (1.6)   (26.4)   (29.2)    (0.3)
Chapter 11 Expenses                -      -        -        -        -    (25.5)
Restructuring Charges              -      -        -        -        -    (88.5)
Fresh-Start Revaluation Charge     -      -        -        -        -   (391.2)
Non-Cash Extraordinary Gain        -      -        -      0.9        -  1,249.3
Income Tax Expense***           (3.3)     -        -     (3.3)    (0.3)       -
                              --------------------------------------------------
Net Profit (Loss)             ($21.8)($19.4)  ($23.9)   $10.8     $6.5   $710.9
                              ==================================================
Depr. & Amort. and LIFO, net     0.7    0.2      0.7      5.5      2.4    (36.8)
                              --------------------------------------------------
EBITDA                        ($17.4)($17.9)  ($23.0)   $34.1    $33.6     $3.9
                              ==================================================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Cash and Cash Equivalents                               $72.4    $91.7
Merchandise Inventories, LIFO                           442.2    437.5
Other Current Assets                                     28.8     32.5
                                                     ------------------
     Total Current Assets                               543.4    561.7
Net Fixed Assets                                         21.6     29.3
Other Assets                                              2.1        -
                                                     ------------------
     Total Assets                                      $567.1   $591.0
                                                     ==================

Trade Accounts Payable                                  $74.1    $88.4
Short-Term Debt (Revolver)                               15.4        -
Other Current Liabilities                               165.3    201.0
                                                     ------------------
     Total Current Liabilities                          254.8    289.4
Long-Term Debt                                          119.1    123.0
Other Long-Term Liabs. & Excess Reval. Net Assets       132.8    125.7
                                                     ------------------
     Total Liabilities & Excess Reval. Net Assets       506.7    538.1
Paid-In-Capital                                          73.5     70.3
Retained Earnings (Deficit)                             (13.1)   (17.4)
                                                     ------------------
     Total Liabilities & Equity                        $567.1   $591.0
                                                     ==================

          * As reported on Form 8-K dated April 5, 1993.
         ** Last year's (fiscal 1993) income summary is revised for 309 stores.
            Also, gross margin excludes depreciation for comparability. Last year's fiscal January and year included one additional week compared to this fiscal January and fiscal 1994.
        *** Income tax expense is not payable in cash but rather is recorded as an addition to paid-in capital.

NOTE: EBIT is earnings (loss) before interest, Ch. 11 expenses, restruc. chgs., income taxes, and any non-cash extraordinary items. EBITDA is EBIT before depreciation & amortization, LIFO expense or credit, and any non-cash unusual charges and gains.

                                     Page 8 of 11
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